Execution Version

SECURITIES PURCHASE AGREEMENT

By and Between

SK GLOBAL CHEMICAL CO., LTD.,

AND

LOOP INDUSTRIES, INC.

Dated as of June 22, 2021

TABLE OF CONTENTS

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this "**Agreement**"), dated as of June 22, 2021, by and between SK global chemical Co., Ltd. (the "**Investor**"), a company incorporated and existing under the laws of the Republic of Korea with its principal offices at 26, Jong ro, Jongno gu, Seoul, Korea 03118, and Loop Industries, Inc. (the "**Company**"), a company incorporated and existing under the laws of the State of Nevada with its principal offices at 480 Fernand Poitras Terrebonne, Québec, Canada J6Y 1Y4. Each of the Investor and the Company is referred to in this Agreement as a "**party**" and together as the "**parties**."

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, certain shares of common stock, par value $0.0001 per share, of the Company (the "**Common Stock**") and certain warrants to purchase Common Stock; and

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investor and the Company agree as follows:

1. Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

"**Affiliate**" shall mean, with respect to any Person, another Person that controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Agreement, in no event shall (i) the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, (ii) the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates or (iii) the Joint Venture or any other Person formed pursuant to the Joint Venture Transaction Agreements be deemed an Affiliate of either the Company or the Investor.

"**Aggregate Purchase Price**" shall have meaning set forth in Section 2.

"**Agreement**" shall have the meaning set forth in the Preamble, including all Exhibits attached hereto.

"**Arbitration**" shall have the meaning set forth in Section 12.2.

"**Asia**" shall mean all of the states and special areas of internal sovereignty listed on Schedule A.

"**Award**" shall have the meaning set forth in Section 12.2.

"**BDP**" shall mean the FEL 3 feasibility basic engineering package for the facilities to be constructed by the Joint Venture, as approved by the Investor after having the right to observe the designs incorporated at the Company's demonstration plant in Quebec, Canada for two months, and as may be modified from time to time, if at all, with the Investor's consent.

"**BDP Date**" shall mean the date on which the Investor and the Company have mutually agreed, in writing, on the BDP, provided however, if the BDP is modified after such mutual agreement, the BDP Date shall be the date that the Investor shall have consented to such modification and provided further that if the Company shall not have delivered a detailed engineering package within one year of such date, then the BDP Date shall be deemed to be the date that is one year before the date on which such detailed engineering package is so delivered.

"**Business Day**" shall mean a day on which commercial banking institutions in Montreal, Québec, New York City, New York and Seoul, the Republic of Korea are open for business.

"**Claim Notice**" shall have the meaning set forth in Section 11.5.

"**Closing**" shall have the meaning set forth in Section 3.1.

"**Closing Date**" shall have the meaning set forth in Section 3.1.

"**Commercialize**" shall mean to make, have made, offer for sale, sell, import, or otherwise market, produce, or commercialize a product, or to license any third party to do the foregoing.

"**Common Stock**" shall have the meaning set forth in the preamble.

"**Company**" shall have the meaning set forth in the preamble.

"**Company Fundamental Warranties**" means, collectively, the warranties of the Company as set forth in Section 4.1 (*Organization, Good Standing and Qualification*), Section 4.2 (*Capitalization and Voting Rights*), Section 4.3 (*Subsidiaries*), Section 4.4 (*Authorization*), and Section 4.8 (*Valid Issuance of Securities*).

"**Company Indemnified Party**" has the meaning set forth in Section 11.2.

"**Company SEC Documents**" shall have the meaning set forth in Section 4.11(a).

"**Company Securities**" shall have the meaning set forth in Section 4.2(c).

"**Competing Transaction**" shall have the meaning set forth in Section 10.3(b).

"**Competitor**" shall have the meaning set forth in Section 1 of the Investors Rights Agreement.

"**Confidential Information**" shall have the meaning set forth in Section 10.5.

"**Cross Receipt**" shall mean an executed document signed by each of the Company and the Investor, in substantially the form of Exhibit A attached hereto.

"**Dispute**" shall have the meaning set forth in Section 12.2.

"**Effect**" shall have the meaning set forth in the definition of "Material Adverse Effect."

"**Exchange Act**" shall have the meaning set forth in Section 4.11(a).

"**Exclusive Rights**" shall mean the exclusive rights to commercialize, produce, market and sell rPET Products and rPET By Products using intellectual property rights owned or licensable at no incremental cost by the Company.

"**Exclusivity Period**" shall have the meaning set forth in Section 10.3(a).

"**First Tranche Warrants**" shall have meaning set forth in Section 2.

"**Governmental Authority**" shall mean any court, agency, authority, department or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

"**ICC Arbitration Rules**" shall have the meaning set forth in Section 12.2.

"**Indemnifiable Losses**" shall have the meaning set forth in Section 11.1.

"**Indemnified Party"** shall mean a Company Indemnified Party or an Investor Indemnified Party, in its respective capacity as such.

"**Indemnifying Party**" shall mean the Company or the Investor, in their respective capacities as indemnifying parties under Section 11 (*Indemnification*).

"**Investor**" shall have the meaning set forth in the preamble.

"**Investor Affiliate Assignee Joinder**" shall have the meaning set forth in the Investors Rights Agreement.

"**Investor Affiliate Assignee Parent**" shall have the meaning set forth in the Investors Rights Agreement.

"**Investor Fundamental Warranties**" means, collectively, the warranties of the Investor as set forth in Section 5.1 (*Organization; Good Standing*) and Section 5.2 (*Authorization*).

"**Investor Indemnified Party**" has the meaning set forth in Section 11.1.

"**Investor Permitted Assignment**" shall have the meaning set forth in the Investors Rights Agreement.

"**Investors Rights Agreement**" shall mean that certain Investors Rights Agreement by and between the Investor and the Company, to be dated as of the Closing Date, in substantially the form of Exhibit C attached hereto, as the same may be amended from time to time.

"**Joint Venture**" shall mean the joint venture formed pursuant to the Joint Venture Transaction Agreements.

"**Joint Venture Negotiation Period**" shall have the meaning set forth in Section 10.3(a).

"**Joint Venture Transaction Agreements**" shall mean the definitive joint venture agreement, the definitive stockholder agreement (or similar agreements) establishing the Joint Venture contemplated by the Nonbinding Joint Venture Memorandum of Understanding, any license agreement, and any other definitive agreements related thereto.

"**Knowledge of the Company**" means the actual knowledge of each of officers, directors, principals of the Company, after such individual shall have made reasonable inquiries from such individual's direct reports (or their successors, if applicable).

"**LAS**" shall have the meaning set forth in Section 4.7.

"**Law**" or "**Laws**" shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

"**Lien**" shall mean any charge, encumbrance, claim, community or other marital property interest, equitable ownership interest, collateral assignment, lien (statutory or otherwise), license, option, pledge, security interest, mortgage, deed of trust, attachment, right of way, easement, restriction, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any equity interest), transfer, receipt of income or exercise of any other attribute of ownership of any kind or nature whatsoever affecting or attached to any asset.

"**Material Adverse Effect**" shall mean any change, event or occurrence (each, an "**Effect**") that, individually or when taken together with all other Effects, has had, or would reasonably be expected to have, either alone or in combination with all other Effects, (i) a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) a material adverse effect on the Company's ability to perform its obligations, or consummate the Transaction, in accordance with the terms of the Transaction Agreements, except in the case of (i) to the extent that any such Effect results from, arises out of or relates to, whether alone or in combination: (A) changes in economic or political conditions generally or banking, securities, capital and financial markets generally, including changes in interest or exchange rates; (B) changes that generally affect the industry in which the Company or its Subsidiaries operate; (C) change in applicable laws, regulations, rules, orders, or other binding directives issued by any Governmental Authority, or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (D) the announcement of the Transaction Agreements or the Joint Venture Transaction Agreements; (E) any change in the trading prices or trading volume of the Common Stock or any failure to meet internal projections or forecasts or revenue or earnings projections; (F) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; (G) earthquakes, hurricanes, floods or other natural disasters, pandemics or other health crises; or (H) any action taken by the Company in accordance with the Transaction Agreements or the Joint Venture Transaction Agreements or with the Investor's written consent; provided in each case with respect to clauses (B) and (C), only

if the Company and its Subsidiaries, taken as a whole, are not disproportionately affected by such changes relative to other companies in the industry in which the Company or its Subsidiaries operate, and then only to the extent of such disproportionate effect.

"**Modified Clause**" shall have the meaning set forth in Section 12.8.

"**Money Laundering Laws**" shall have the meaning set forth in Section 4.21.

"**Nasdaq**" shall have the meaning set forth in Section 4.7.

"**Nonbinding Joint Venture Memorandum of Understanding**" shall mean that certain Nonbinding Joint Venture Memorandum of Understanding, dated on or about the date of this Agreement, by and between the Company and the Investor.

"**OFAC**" shall have the meaning set forth in Section 4.22.

"**Organizational Documents**" shall mean, in the case of the Company, (i) the Articles of Incorporation of the Company, dated as of March 11, 2010, as amended through the date of this Agreement and (ii) the Amended and Restated By laws of the Company, as amended through the date of this Agreement, and in the case of any Subsidiary of the Company, the equivalent organizational documents of such Subsidiary.

"**party**" or "**parties**" shall have the meaning set forth in the preamble,

"**Permits**" shall have the meaning set forth in Section 4.10.

"**Permitted Liens**" shall mean (i) statutory Liens with respect to the payment of taxes, in all cases which are not yet due or payable or that are being contested in good faith by appropriate actions and for which appropriate reserves with respect thereto have been established on the books and records of the Company to the extent required in accordance with GAAP; (ii) statutory Liens of landlords, suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by Law created in the ordinary course of business the existence of which would not constitute a default or breach under any of the Company's contracts for amounts that are not yet delinquent and are not, individually or in the aggregate significant; (iii) building, zoning, entitlement and other land use regulations imposed by any Governmental Authority with applicable jurisdiction; (iv) easements, conditions, covenants and restrictions that are of record, (v) non exclusive and non material licenses and contractual restrictions to, in or under any intellectual property rights granted by the Company to a third party in the ordinary course of business and (vi) Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries, taken as a whole.

"**Person**" shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

"**Representatives**" shall mean, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, potential debt and equity financing sources (excluding any co investors), and other representatives. For the avoidance of doubt, potential debt and equity financing sources are Representatives, whether or not the Investor contacts any one of them before or after the Closing Date.

"**rPET Products and rPET By Products**" shall mean recycled PET resin and polyester fiber manufactured using the Company's technology.

"**SEC**" shall have the meaning set forth in Section 4.7.

"**Second Tranche Warrants**" shall have the meaning set forth in Section 2.

"**Securities**" shall mean the Shares, Warrants and Warrant Shares.

"**Securities Act**" shall have the meaning set forth in Section 4.11(a).

"**Series A Preferred Stock**" shall have the meaning set forth in Section 4.2(a).

"**Series A Stockholder Approval**" shall have the meaning set forth in Section 8.3.

"**Shares**" shall have meaning set forth in Section 2.

"**Subsidiary**" shall mean, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

"**Termination Date**" shall have the meaning set forth in Section 9.1(b).

"**Third Party**" shall mean any Person (other than a Governmental Authority) other than the Investor, the Company, any Affiliate of the Investor or the Company, the Joint Venture or any other Person formed pursuant to the Joint Venture Transaction Agreements.

"**Third Party Claim**" shall have the meaning set forth in Section 11.5.

"**Third Tranche Warrants**" shall have meaning set forth in Section 2.

"**Transaction**" shall mean the issuance and sale of the Shares and the Warrants by the Company, and the purchase of the Shares and the Warrants by the Investor, in accordance with the terms hereof.

"**Transaction Agreements**" shall mean this Agreement, the Investors Rights Agreement and the Warrants.

"**Warrant Shares**" shall mean the shares of Common Stock issuable upon exercise of the Warrants.

"**Warrants**" shall have meaning set forth in Section 2.

2. Purchase and Sale of Common Stock and Warrants. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Investor, free and clear of all Liens, other than any Liens arising as a result of any action by the Investor and restrictions arising under applicable securities laws, and the Investor shall purchase from the Company, (a) a number of shares of Common Stock equal to 4,714,813 (the "**Shares**"), (b) detachable warrants to purchase 4,714,813 shares of Common Stock having the terms and conditions set forth on Exhibit D hereto (the "**First Tranche Warrants**"), (c) detachable warrants to purchase 2,357,407 shares of Common Stock having the terms and conditions set forth on Exhibit E hereto (the "**Second Tranche Warrants**"), and (d) detachable warrants to purchase 461,298 shares of Common Stock having the terms and conditions set forth on Exhibit F hereto (the "**Third Tranche Warrants**," and, together with the First Tranche Warrants and the Second Tranche Warrants, the "**Warrants**"), for an aggregate purchase price of US $56,577,756.00 (the "**Aggregate Purchase Price**"). In the event of any stock dividend, stock split, combination of shares or other similar change in the capital structure of the Company after the date hereof and on or prior to the Closing which affects or relates to the Common Stock, the amount of Shares purchased, and the number of shares of Common Stock issuable upon exercise of the Warrants, shall be adjusted proportionately.

3. Closing Date; Deliveries.

3.1 Closing Date. Subject to the satisfaction or waiver of all the conditions to the Closing set forth in Sections 6, 7 and 8 hereof, the closing of the purchase and sale of the Shares and Warrants hereunder (the "**Closing**") shall be held remotely via the electronic exchange of documents and signatures on the third (3rd) Business Day after the satisfaction of the conditions to Closing set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing), at 10:00 a.m., Eastern Time, or at such other time, date and location as the parties may agree. The date the Closing occurs is hereinafter referred to as the "**Closing Date**."

3.2 Deliveries.

(a) Deliveries by the Company. At the Closing, subject to the terms and conditions hereof, the Company shall instruct its transfer agent to deliver to the Investor the Shares via book entry to the applicable account registered in the name of the Investor. The Company shall also deliver at the Closing: (i) a Cross Receipt duly executed by the Company; (ii) a certificate in form and substance reasonably satisfactory to the Investor and duly executed on behalf of the Company by an authorized executive officer of the Company, certifying that the conditions to Closing set forth in Section 6 of this Agreement have been fulfilled; (iii) the Investors Rights Agreement duly executed by the Company and Daniel Solomita; (iv) the Warrants registered in the name of the Investor and duly executed by the Company; and (v) the SEC filing codes for the Company.

(b) Deliveries by the Investor. At the Closing, the Investor shall deliver, or caused to be delivered, to the Company the Aggregate Purchase Price by wire transfer of immediately available United States funds to an account designated by the Company. The Company shall notify the Investor in writing of the wiring instructions for such account not less

than three (3) Business Days before the Closing Date. The Investor shall also deliver, or cause to be delivered, at the Closing: (i) a duly executed Cross Receipt; (ii) a certificate in form and substance reasonably satisfactory to the Company and duly executed on behalf of the Investor by an authorized executive officer of the Investor, certifying that the conditions to Closing set forth in Section 7 of this Agreement have been fulfilled; (iii) a properly completed and executed Internal Revenue Service Form W 8BEN E certifying that the Investor is the beneficial owner of the Shares and the Warrants, and a foreign person for United States federal income tax purposes; and (iv) the Investors Rights Agreement duly executed by the Investor.

4. Representations and Warranties of the Company. The Company hereby represents and warrants the following to the Investor as of the date hereof (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):

4.1 Organization, Good Standing and Qualification.

(a) The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing (to the extent the concept of good standing is applicable in such jurisdiction) under the laws of the jurisdiction of its incorporation and organization. The Company and each of its Subsidiaries has all requisite corporate power and corporate authority to own, lease and operate its properties and assets, to carry on its business as now conducted and, in the case of the Company, as proposed to be conducted as described in the Company SEC Documents, to enter into the Transaction Agreements, to issue and sell the Securities and to carry out the other transactions contemplated by the Transaction Agreements.

(b) The Company is qualified to transact business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to be so qualified would not reasonably be likely to have a Material Adverse Effect.

4.2 Capitalization and Voting Rights.

(a) The authorized capital of the Company as of June 21, 2021 consists of: (i) 250,000,000 shares of Common Stock of which, (A) 42,433,320 shares are issued and outstanding, (B) 1,125,178 shares are reserved for issuance pursuant to the Company's equity incentive plans, (C) 1,587,081 shares of Common Stock are issuable upon the exercise of outstanding stock options, (D) 4,149,125 shares of Common Stock are issuable upon the vesting of restricted stock units, (E) 4,133,720 shares of Common Stock are issuable upon the exercise of warrants, and (F) zero shares of Common Stock are issuable upon conversion of convertible notes; and (ii) 25,000,000 shares of undesignated preferred stock, par value $0.0001 per share, of which one share has been designated as Series A preferred stock, par value $0.0001 per share, of which one share is issued and outstanding (the "**Series A Preferred Stock**"). All of the issued and outstanding shares of Common Stock and Series A Preferred Stock (A) have been duly authorized and validly issued, (B) are fully paid and non assessable, and (C) were issued in compliance with all applicable federal and state securities Laws. None of the issued and outstanding shares of

Common Stock or Series A Preferred Stock were issued in violation of any preemptive rights arising under Chapter 78 of Nevada Revised Statutes or the Organizational Documents.

(b) All of the authorized shares of Common Stock are entitled to one (1) vote per share.

(c) Except as described or referred to in Section 4.2(a) above, as provided in the Investors Rights Agreement, as set forth in the Company SEC Documents or as disclosed to the Investor, there are: (i) no outstanding shares of capital stock of, or other equity interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity interests in, the Company, and (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity interests in, the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as "**Company Securities**"), other than any new grants of equity awards pursuant to the Company's existing stock option plans or other employee compensation plans in the ordinary course of business.

(d) Except as provided in the Investors Rights Agreement, as set forth in the Company SEC Documents or the Organizational Documents, the Company is not a party to any stockholders' agreement, voting agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities or the giving of written consents by a stockholder or director of the Company.

4.3 Subsidiaries. All of the Company's Subsidiaries are wholly owned by the Company, free and clear of all Liens other than (i) Permitted Liens and (ii) Liens disclosed in the Company SEC Documents filed prior to the date of this Agreement.

4.4 Authorization.

(a) All requisite corporate action on the part of the Company and its directors required by applicable Law for the authorization, execution and delivery by the Company of the Transaction Agreements and the performance of all obligations of the Company hereunder and thereunder, including the authorization, issuance and delivery of the Securities, has or will have been taken as of the Closing Date.

(b) This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the other parties hereto, is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors' rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy). The Investors Rights Agreement and the Warrants have been duly authorized by the Company and, assuming due authorization, execution and delivery thereof by the other parties

thereto (if applicable), upon the execution and delivery of the Investors Rights Agreement and the Warrants by the Company, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors' rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

4.5 No Defaults. Neither the Company nor any of its Subsidiaries is in default under or in violation of (a) its Organizational Documents, (b) any provision of applicable Law or any ruling, writ, injunction, order, Permit, judgment or decree of any Governmental Authority or (c) any agreement, arrangement or instrument, whether written or oral, by which the Company or any of its assets are bound, except, in the case of subsections (b) and (c), as would not reasonably be likely to have a Material Adverse Effect. To the Knowledge of the Company, there exists no condition, event or act which after notice, lapse of time, or both, would constitute a default or violation by the Company or any of its Subsidiaries under any of the foregoing, except, in the case of subsections (b) and (c), as would not reasonably be likely to have a Material Adverse Effect.

4.6 No Conflicts. The execution, delivery and performance of the Transaction Agreements by the Company and compliance by the Company with the provisions hereof and thereof do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Company, any of Subsidiaries, or any of their respective assets are bound or (c) violate or conflict with any of the provisions of the Company's, or any of its Subsidiaries', Organizational Documents, except, in the case of subsections (a) and (b), as would not reasonably be likely to have a Material Adverse Effect.

4.7 No Governmental Authority or Third Party Consents. No consent, waiver, approval, authorization or other order of, or filing or registration with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by the Company in connection with the authorization, execution and delivery by the Company of any of the Transaction Agreements or with the authorization, issue and sale by the Company of the Securities, except (i) such filings as may be required to be made with the Securities and Exchange Commission (the "**SEC**") and with any state blue sky or securities regulatory authority, (ii) as required pursuant to the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "**HSR Act**"), (iii) with respect to the Securities, the filing with The Nasdaq Stock Market LLC ("**Nasdaq**") of a Notification Form: Listing of Additional Shares (the "**LAS**") and (iv) such filings of such reports as may be required to the Bureau of Economic Analysis regarding the Survey of New Foreign Direct Investment in the United States.

4.8 Valid Issuance of Securities. When issued, sold and delivered in accordance with the Transaction Agreements, the Securities shall be duly authorized, validly issued, fully paid and nonassessable, free from any Liens other than as arising pursuant to the

Transaction Agreements, as a result of any action by the Investor or under federal or state securities Laws. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement and the Warrants.

4.9 Litigation. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement which is summarized and attached hereto as Schedule B, there is no action, suit, proceeding or investigation pending (of which the Company or any of its Subsidiaries has received notice or otherwise has knowledge) or, to the Company's knowledge, threatened, against the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries intends to initiate which has had or is reasonably likely to have a Material Adverse Effect. No labor dispute exists or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries which has had or is reasonably likely to have a Material Adverse Effect.

4.10 Licenses and Other Rights; Compliance with Laws.

(a) Each of the Company and its Subsidiaries, has all franchises, permits, licenses and other rights and privileges ("**Permits**") necessary to permit it to own its properties and to conduct its business as presently conducted and is in compliance thereunder, except where the failure to be in compliance does not and would not be likely to have a Material Adverse Effect. To the Company's knowledge, neither it nor any of its Subsidiaries has taken any action that would materially interfere with the Company's or such Subsidiary's ability to renew all such Permit(s), except where the failure to renew such Permit(s) would not reasonably be likely to have a Material Adverse Effect. Each of the Company and its Subsidiaries is and has been in compliance with all Laws applicable to its business, properties and assets, and to the products and services sold by it, except where the failure to be in compliance does not and would not reasonably be likely to have a Material Adverse Effect.

(b) Except as disclosed in the Company SEC Documents or where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes into the environment, and the Company and its Subsidiaries have received and are in compliance with all Permits required under applicable environmental laws.

(c) The Company and its Subsidiaries, taken as a whole, have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Permitted Liens and (ii) Liens disclosed in the Company SEC Documents filed prior to the date of this Agreement. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and its Subsidiaries are in compliance with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries.

4.11 Company SEC Documents; Financial Statements; Nasdaq Stock Market.

(a) Since March 1, 2020, the Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC (the "**Company SEC Documents**"). As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "**Securities Act**"), and the Securities Exchange Act of 1934, as amended (the "**Exchange Act**"), and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and no Company SEC Documents when filed or declared effective, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of the Company included in its Annual Report on Form 10 K for the fiscal year ended February 28, 2019 and in its Quarterly Reports on Form 10 Q for the quarterly periods ended on November 30, 2020, August 31, 2020 and May 31, 2020 comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended. Except (i) as set forth in the Company SEC Documents or (ii) for liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet contained in the Company SEC Documents, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, that are required to be reflected on a balance sheet prepared in accordance with accounting principles generally accepted in the United States of America, other than those that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(c) As of the date of this Agreement, the Common Stock is listed on The Nasdaq Global Market, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The Nasdaq Global Market. As of the date of this Agreement, the Company has not received any notification that, and has no knowledge that, the SEC or Nasdaq is contemplating terminating such listing or registration.

4.12 Absence of Certain Changes. Except as disclosed in the Company SEC Documents, since November 30, 2020, there has not occurred any event that has caused or would reasonably be expected to cause a Material Adverse Effect.

4.13 Internal Controls; Disclosure Controls and Procedures. The Company maintains internal control over financial reporting as defined in Rule 13a 15(f) under the Exchange Act. The Company has implemented the "disclosure controls and procedures" (as defined in Rules 13a 15(e) and 15d 15(e) under the Exchange Act) required in order for the principal executive officer (or its equivalent) and principal financial officer (or its equivalent) of the Company to engage in the review and evaluation process mandated by the Exchange Act, and is in compliance

with such disclosure controls and procedures in all material respects. Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Sections 302 and 906 of the Sarbanes Oxley Act of 2002 with respect to all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC during the past twelve (12) months.

4.14 Offering. Subject to the accuracy of the Investor's representations set forth in Sections 5.5, 5.6, 5.7, 5.9 and 5.10, the offer, sale and issuance of the Securities to be issued in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements. Neither the Company nor any Person acting on its behalf will take any action that would cause the loss of such exemption.

4.15 No Integration. The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the Securities sold pursuant to this Agreement in a manner that would require the registration of the Securities under the Securities Act.

4.16 Intellectual Property. The Company and its Subsidiaries own, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the Company SEC Documents and which the failure to so have could have a Material Adverse Effect (collectively, the "**Intellectual Property Rights**"), and, to the actual knowledge of the officers of the Company as of the date hereof, the Company has not infringed or misappropriated, and is not currently infringing or misappropriating, the Intellectual Property Rights of any third party; provided that the foregoing shall not be construed as a representation or warranty regarding the conduct of the business of the Joint Venture, which would be governed solely by the Joint Venture Transaction Agreements. To the Knowledge of the Company, all such Intellectual Property Rights owned by the Company or its Subsidiaries are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company further represents and warrants that it no longer is using the Gen I technology, and is using Gen II technology which has been commercialized.

4.17 Insurance. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and its Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage at least equal to the aggregate amount of $10 million. The Company intends to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

4.18 Solvency. All outstanding secured and unsecured Indebtedness of the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries has commitments, is described in the Company SEC Documents. For the purposes of this Agreement, "**Indebtedness**" means (x) any liabilities for borrowed money or amounts owed (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company's consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments due under leases required to be capitalized in accordance with GAAP, in each case as reported by the Company in the Company SEC Documents. Neither the Company nor any of its Subsidiaries is in default with respect to any Indebtedness.

4.19 U.S. Real Property Holding Corporation. The Company is not a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.

4.20 Bank Holding Company Act. Neither the Company nor any of its Subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended and to regulation by the Board of Governors of the Federal Reserve System.

4.21 Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the "**Money Laundering Laws**"), and no action or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

4.22 Office of Foreign Assets Control. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("**OFAC**").

4.23 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company or any of its Subsidiaries, any agent or other person acting on behalf of the Company or any of its Subsidiaries, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) failed to disclose fully any contribution made by the Company or any of its Subsidiaries (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iii) violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended.

4.24 Committee on Foreign Investment in the United States. The Company and its Subsidiaries have not provided, do not intend to provide (i) access to any material nonpublic technical information (as defined in 31 C.F.R. Part § 800.232) in their possession; or (ii) any

involvement, other than through voting of shares, in substantive decision making of the Company and its Subsidiaries regarding the use, development, acquisition, or release of critical technology (as defined in 31 C.F.R. § 800.215). The Company further represents that prior to consummating the Transaction contemplated by this Agreement, it is not required to submit a filing to CFIUS pursuant to 31 C.F.R. § 800.401.

4.25 Brokers' or Finders' Fees. No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the transactions contemplated by the Transaction Agreements.

5. Representations and Warranties of the Investor. The Investor hereby represents and warrants the following to the Company as of the date hereof (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):

5.1 Organization; Good Standing. The Investor is a private limited company duly organized, validly existing and in good standing under the laws of the Republic of Korea. The Investor has or will have all requisite power and authority to enter into the Transaction Agreements, to purchase the Securities and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements.

5.2 Authorization. All requisite corporate or other action on the part of the Investor and its respective directors, officers and stockholders required by applicable Law for the authorization, execution and delivery by the Investor of the Transaction Agreements to which it is a party and the performance of all of its obligations under the Transaction Agreements to which they are a party, including the subscription for and purchase of the Securities by the Investor, has or will have been taken as of the Closing Date. This Agreement has been duly authorized, executed and delivered by the Investor and, assuming due authorization, execution and delivery thereof by the other parties hereto, is a valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with its terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors' rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy). The Investors Rights Agreement has been duly authorized by the Investor and, assuming due authorization, execution and delivery thereof, by the other parties thereto, upon the execution and delivery of the Investors Rights Agreement by the Investor, will constitute valid and legally binding obligations of the Investor enforceable against the Investor in accordance with their terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors' rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

5.3 No Conflicts. The execution, delivery and performance by the Investor of the Transaction Agreements to which it is a party and compliance by the Investor with the provisions hereof and thereof do not and shall not:

(a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, constitute a breach

of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Investor or any of its respective assets, are bound; or

(b) violate or conflict with any of the provisions of the organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents) of the Investor, except as would not impair or adversely affect the ability of the Investor to consummate the Transactions to which they are a party and perform their obligations under the Transaction Agreements to which they are a party.

5.4 No Governmental Authority or Third Party Consents. No consent, approval, authorization or other order of, or filing with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by the Investor in connection with the authorization, execution and delivery of any of the Transaction Agreements or with the subscription for and purchase of the Securities, except as required pursuant to the HSR Act and the filing of a foreign exchange report with the Bank of Korea or its designated bank.

5.5 Purchase Entirely for Own Account. The Securities shall be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation or otherwise distributing the Securities. The Investor does not have and will not have as of the Closing any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to a Person any of the Securities.

5.6 Disclosure of Information. The Investor has had the opportunity to review the Company SEC Documents and has received or has had full access to all the information from the Company and its management that the Investor considers necessary or appropriate for deciding whether to purchase the Securities hereunder. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Securities sufficient to enable it to evaluate its investment. The Investor can bear the economic risk of (x) an investment in the Securities and (y) a total loss in respect of such investment.

5.7 Investment Experience and Accredited Investor Status. The Investor is an "accredited investor" (as defined in Regulation D under the Securities Act). The Investor has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the investment in the Securities and of making an informed investment decision.

5.8 Acquiring Person. As of the date of this Agreement and immediately prior to the Closing, neither the Investor nor any of its Affiliates beneficially own, or will beneficially own (as determined pursuant to Rule 13d 3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership and without regard to the Investor's rights under this Agreement), Common Stock or any other securities of the Company.

5.9 Restricted Securities. The Investor acknowledges that the Securities have not been registered under the Securities Act or under any state or foreign securities laws. The Investor understands that the Securities, when issued, shall be "restricted securities" under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws, the Securities may be resold without registration under the Securities Act only in certain limited circumstances. The Investor represents that it is familiar with Rule 144 of the Securities Act, as presently in effect. The Investor will not offer, transfer, sell, pledge or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.

5.10 Restrictive Legend. The Investor understands that the Securities shall bear the restrictive legend, and be subject to the transfer restrictions, set forth in the Investors Rights Agreement.

5.11 Availability of Funds. The Investor has, and on the Closing Date will have, sufficient cash or other sources of immediately available funds to enable Investor to consummate the Transactions on a timely basis, including the payment of all of its cash obligations under this Agreement.

6. Investor's Conditions to Closing. The Investor's obligation to purchase the Shares and Warrants at the Closing is subject to the fulfillment as of such Closing of the following conditions (unless waived in writing by the Investor):

6.1 Representations and Warranties. The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such dates, except to the extent such representations and warranties (i) are already qualified by materiality, "Material Adverse Effect" or words of similar import, in which case such representations and warranties shall be true and correct as of such dates in all respects or (ii) are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

6.2 Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.3 Investors Rights Agreement. The Company shall have duly executed and delivered to the Investor, pursuant to Section 3.2(a) of this Agreement, the Investors Rights Agreement, and (subject to execution by the Investor) such agreement shall be in full force and effect.

6.4 Warrants. The Company shall have duly authorized, executed and delivered to the Investor the Warrants, registered in the Investor's name.

6.5 Other Deliverables. The Investor shall have received all items required to be delivered to the Investor pursuant to Section 3.2(a) of this Agreement (other than the Investors Rights Agreement) at or prior to the Closing.

6.6 No Material Adverse Effect. From and after the date of this Agreement until the Closing Date, there shall have occurred no event that has caused or would reasonably be expected to cause a Material Adverse Effect.

7. Company's Conditions to Closing. The Company's obligation to issue and sell the Shares and Warrants at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Company):

7.1 Representations and Warranties. The representations and warranties made by the Investor in Section 5 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such dates, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

7.2 Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Investor on or prior to the Closing Date shall have been performed or complied with in all material respects.

7.3 Investors Rights Agreement. The Investor shall have duly executed and delivered to the Company, pursuant to Section 3.2(b) of this Agreement, the Investors Rights Agreement, and (subject to execution by the Company) such agreement shall be in full force and effect.

7.4 Other Deliverables. The Company shall have received all items required to be delivered to the Company pursuant to Section 3.2(b) of this Agreement (other than the Investors Rights Agreement) at or prior to the Closing.

8. Mutual Conditions to Closing. The obligations of the Investor and the Company to consummate the Closing are subject to the fulfillment as of the Closing Date of the following conditions:

8.1 No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Transaction Agreements.

8.2 Market Listing. The Shares and Warrant Shares shall have been approved for listing on The Nasdaq Global Market, subject to official notice of issuance.

8.3 Series A Preferred Stockholder Approval. The written approval of the holder of the Series A Preferred Stock, Daniel Solomita, approving of the entry into and execution of the Transaction Agreements and the consummation of the Transactions contemplated thereby, as well as any related agreement necessary to consummate the Transactions (the "**Series A Stockholder Approval**"), shall have been duly and validly obtained.

9. Termination.

9.1 Ability to Terminate. This Agreement may be terminated at any time prior to the Closing by:

(a) mutual written consent of the Company and the Investor;

(b) either the Company or the Investor, upon written notice to the other no earlier than September 20, 2021 (the "**Termination Date**"), if the Transaction shall not have been consummated by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the Termination Date;

(c) either the Company or the Investor, upon written notice to the other, if any of the mutual conditions to the Closing set forth in Section 8 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by the other party; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the Termination Date;

(d) the Company, upon written notice to the Investor, so long as the Company is not then in material breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.1 or 6.2, as applicable, could not be satisfied by the Termination Date, (i) upon a breach of any covenant or agreement on the part of the Investor set forth in this Agreement, or (ii) if any representation or warranty of the Investor shall have been or become untrue, in each case such that any of the conditions set forth in Section 7.1 or 7.2, as applicable, could not be satisfied by the Termination Date; or

(e) the Investor, upon written notice to the Company, so long as the Investor is not then in material breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 7.1 or 7.2, as applicable, could not be satisfied by the Termination Date, (i) upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or (ii) if any representation or warranty of the Company shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.1, 6.2, or 6.6, as applicable, could not be satisfied by the Termination Date.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 hereof, (a) this Agreement (except for this Section 9.2 and Section 12 hereof, and any definitions set forth in this Agreement and used in such sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that nothing contained in this Section 9.2 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.

10. Additional Covenants and Agreements.

10.1 Investor Designee. Within ten (10) days after requested by the Company, the Investor shall provide the Company with the name, relevant background information and other information relating to the of the proposed Investor Designee (as defined in the Investors Rights Agreement) as the Company may request.

10.2 Market Listing. From the date hereof through the Closing Date, Company shall use all reasonable best efforts to (a) maintain the listing and trading of the Common Stock on The Nasdaq Global Market (or other Nasdaq market) and (b) effect the listing of the Shares, and approval for listing of the Warrant Shares on The Nasdaq Global Market, including submitting the LAS to The Nasdaq Stock Market LLC as early as practicable prior to the Closing Date. In the event that Nasdaq raises any objection with respect to the ownership threshold referenced in the Director Period (as defined in the Investors Rights Agreement), the Company will increase such ownership threshold to the lowest percentage acceptable to Nasdaq and use its reasonable best efforts to obtain approval from Nasdaq, and the parties shall modify the Investors Rights Agreement accordingly.

10.3 Joint Venture Transaction Agreements.

(a) For a period beginning on the date hereof and ending on the earliest to occur of (i) the date which is six (6) months following the BDP Date (as may be extended pursuant to the next sentence, the "**Joint Venture Negotiation Period**"), (ii) the execution by the Company and the Investor of the Joint Venture Transaction Agreements and (iii) in the event the Closing does not occur, termination of this Agreement (such period, the "**Exclusivity Period**"), the parties agree to work together and negotiate in good faith and use commercially reasonable efforts to enter into the Joint Venture Transaction Agreements. If the Company and the Investor have negotiated the Joint Venture Transaction Agreements in good faith on a regular basis throughout the Joint Venture Negotiation Period but have not executed the Joint Venture Transaction Agreements as of the end of the Joint Venture Negotiation Period, the Joint Venture Negotiation Period shall be automatically extended for an additional six month period such that the total term of the Exclusivity Period becomes twelve (12) months if extended once and eighteen (18) months if extended twice; provided that the Joint Venture Negotiation Period may only be extended a maximum of two times pursuant to this sentence.

(b) During the Exclusivity Period, none of the Company, the Investor and any Investor Affiliate Assignee Parent may, including by causing, requesting or directing any of their respective Affiliates to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any proposal or indication of interest relating to, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, or (iii) authorize, engage in or enter into any agreement or understanding with respect to, the formation of a joint venture to commercialize, produce, market or sell rPET Products and rPET By Products in Asia, an equity investment in any similar entity to commercialize, produce, market or sell rPET Products and rPET By Products in Asia, or any similar transaction with respect to Asia, except with the other party (or its respective Affiliates) (such equity investment or transaction, a "**Competing Transaction**").

(c) From the date hereof until the earliest to occur of (i) the expiration of the Exclusivity Period or (ii) a material breach of (or, if applicable, inaccuracy in) any representation, warranty, covenant or agreement of the Investor set forth in any of the Transaction Agreements, the Company agrees that it shall not Commercialize rPET Products and rPET By Products in Asia or grant Exclusive Rights in Asia to any Person. Notwithstanding the foregoing, the Company may Commercialize rPET Products and rPET By Products produced in the Company's demonstration plant in Quebec, Canada, not to exceed 500 tons per year (which may be adjusted upward upon mutual discussions and agreement between the Company and Investor) or in any other commercial plant to customers in Asia; provided that (i) during the period described in the first sentence of this Section 10.3(c), the Company shall provide to the Investor (A) written notice of each sale of rPET Products and rPET By Products produced in the Company's demonstration plant in Quebec, Canada to customers in Asia and (B) a monthly report with respect to such sales, (ii) upon the execution by the Company and the Investor of the Joint Venture Transaction Agreements, the Company shall assign all contracts relating to such sales to the Joint Venture at no cost, and (iii) obtain the Investor's consent before entering into any contracts for such sales that would exceed 500 tons per year (or such greater amount as may be mutually agreed between the Company and the Investor).

(d) During the Joint Venture Negotiation Period, the Investor and each Investor Affiliate Assignee Parent shall not, and shall not cause, request or direct any of their respective Affiliates to, develop, license, market or otherwise Commercialize rDMT/rMEG products or manufacturing technology based on methanolysis below 150 degrees Celsius.

10.4 Assistance and Cooperation.

(a) Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using all reasonable best efforts to: (a) cause the conditions precedent set forth in Sections 6, 7 and 8 to be satisfied (including, in the case of the Company, promptly notifying the Investor of any notice from The Nasdaq Stock Market LLC with respect to the LAS); (b) obtain all necessary actions or non actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); and (c) obtain all necessary consents, approvals or waivers from Third Parties.

(b) Subject to applicable Laws and contractual duties, the Company and the Investor shall each, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Investor, the Company or any of their respective Affiliates to any Third Party and/or any Governmental Authority in connection with the Transaction.

(c) Subject to applicable Laws, contractual duties, and as required by any Governmental Authority, the Company and the Investor shall each keep the other apprised of the status of matters relating to consummation of the Transaction.

10.5 Confidentiality. The Investor and each Investor Affiliate Assignee Parent shall, and shall cause their respective Affiliates and Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to the Investor, any Investor Affiliate Assignee Parent or their respective Affiliates or Representatives by or on behalf of the Company or any of its Representatives pursuant to this Agreement (the "**Confidential Information**") and to use the Confidential Information solely in connection with the Investor's investment in the Company; provided that the Confidential Information will not include information that (a) is, was or becomes available to the public (other than as a result of a breach of any confidentiality obligation by the Investor, any Investor Affiliate Assignee Parent or their respective Affiliates), (b) is or has been independently developed or conceived by the Investor, any Investor Affiliate Assignee Parent or their respective Affiliates without use of the Confidential Information or (c) is or has been made known or disclosed to the Investor, any Investor Affiliate Assignee Parent or their respective Affiliates by a Third Party without a breach of any confidentiality obligations such Third Party has to the Company that is known to the Investor, any Investor Affiliate Assignee Parent, or their respective Affiliates; provided, further that the Investor may disclose the Confidential Information (i) to its Representatives in connection with its investment in the Company, (ii) to any prospective purchaser of any shares of Common Stock from the Investor and their respective Representatives, provided that (A) to the knowledge of the Investor upon reasonable inquiry, such prospective purchaser is not a Competitor or otherwise a party to whom the Investor is not permitted to transfer Common Stock pursuant to Section 4.3 of the Investors Rights Agreement, (B) such prospective purchaser agrees to be bound by a confidentiality or non disclosure agreement with the Investor that is no less restrictive than the confidentiality obligations set forth herein, as the case may be, and agrees to bind each of its Representatives who receives any Confidential Information to also be subject to confidentiality or non disclosure agreements that are no less restrictive than the confidentiality obligations set forth herein, and (C) within seven (7) days of providing any Confidential Information to any such prospective purchaser, the Investor provides notice to the Company identifying such prospective purchaser, (iii) to any Investor Affiliates and their respective Representatives, in each case in the ordinary course of business (provided that the recipients of such Confidential Information are subject to a confidentiality and non disclosure obligation no less restrictive than the confidentiality obligations set forth herein), or (iv) as may otherwise be required by law or legal, judicial or regulatory process, provided that (x) the Investor provides prompt prior written notice to the Company notifying the Company of the manner, scope and justification for such disclosure, and (y) the Investor takes reasonable steps to minimize, that the Company may request at the Company's sole expense, the extent of any required disclosure described in this clause (iv); and provided, further, that, if requested by the Company, the Investor shall enforce its rights and remedies against any Person to whom the Investor may disclose the Confidential Information (and such Person's Representatives who receive any such Confidential Information) pursuant to clauses (i), (ii) and (iii) of the preceding proviso, except those who have entered into a separate confidentiality or non disclosure agreement, or are subject to a separate confidentiality or non disclosure obligation, with the Company. Notwithstanding anything to the contrary set forth herein or set forth in the Investors Rights Agreement, under no circumstances shall the Investor or an Investor Affiliate Assignee Parent that has executed and delivered to the

Company an Investor Affiliate Assignee Joinder disclose any Confidential Information (as defined herein and as defined under the Investors Rights Agreement) to any Investor Affiliate Holder (as defined in the Investors Rights Agreement), except for such disclosures either (1) made with the prior written consent of the Company or (2) made to such Investor Affiliate Holders that have entered into a separate confidentiality or non disclosure agreement with the Company. Any Investor Permitted Assignment shall be deemed to exclude the right of an Investor Affiliate Holder to accessing such Confidential Information.

10.6 Securities Law Disclosure; Publicity. No public release or announcement concerning the transactions contemplated hereby or by any other Transaction Agreement shall be issued by the Company or the Investor without the prior consent of the Company (in the case of a release or announcement by the Investor) or the Investor (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld, conditioned or delayed), except for any such release or announcement as may be required by securities Law or other applicable Law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Investor, as the case may be, shall (to the extent permissible under applicable Law) allow the Investor or the Company, as applicable, reasonable time to comment on such release or announcement in advance of such issuance and the disclosing party shall consider the other party's comments in good faith.

11. Indemnification.

11.1 Indemnification by the Company. The Company hereby agrees to, from and after the Closing Date, and subject to the limitations set forth in this Section 11, indemnify and hold harmless the Investor and its successors, Affiliates, directors, officers, and employees (each, an "**Investor Indemnified Party**") from and against any and all losses, liabilities, damages, interest and penalties, costs and expenses (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any proceeding) (collectively "**Indemnifiable Losses**") incurred or sustained by or imposed upon such Investor Indemnified Party as a result of (a) any breach of or inaccuracy in any warranty made by the Company in this Agreement or (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement. The Investor agrees and acknowledges that, in the event that the Company incurs an Indemnifiable Loss as a result of the foregoing breach or inaccuracy, for the purpose of this Section 11.1, the Investor Indemnified Parties collectively shall only be deemed to have incurred an Indemnifiable Loss equal to the product of (x) the amount of the Indemnifiable Loss suffered by the Company, *multiplied by* (y) the Investor's beneficial ownership percentage (direct or indirect) in the Company attributable to the Investor's ownership of the Securities (which beneficial ownership calculation shall include the Warrant Shares only to the extent that the Warrants have been exercised).

11.2 Indemnification by the Investor. The Investor hereby agrees to, from and after the Closing Date and subject to the limitations set forth in this Section 11, indemnify and hold harmless each of the Company, and its successors, Affiliates, directors, officers, and employees (each, a "**Company Indemnified Party**") from and against any and all Indemnifiable Losses incurred or sustained by or imposed upon such Company Indemnified Party as a result of (i) any breach of or inaccuracy in any warranty made by the Investor in this Agreement or (ii) any breach of any covenant, agreement or obligation of the Investor contained in this Agreement.

11.3 Survival of Warranties.

(a) Each of (x) the warranties of the Company set forth in Section 4 (other than the Company Fundamental Warranties) and (y) the warranties of the Investor set forth in Section 5 (other than the Investor Fundamental Warranties) shall survive the Closing until the date that is twelve (12) months after the Closing Date. Each of the Company Fundamental Warranties and the Investor Fundamental Warranties shall survive the Closing until the date that is six (6) years after the Closing Date. The covenants to be performed or complied with on and after the Closing shall survive the Closing until such covenants have been performed or complied with.

(b) It is the express intent of the parties that, if the survival period set forth in this Section 11.3 for the survival of warranties and for the making of claims for indemnification based on any breaches thereof is shorter than the statute of limitations that would otherwise have been applicable thereto, then, by contract, the statute of limitations applicable thereto shall be reduced to the survival period set forth in this Section 11.3, and in respect of the relevant breach or claim the Indemnifying Party shall have no obligation to indemnify and hold harmless any Indemnified Party after the last date that is within the applicable survival period set forth in this Section 11.3, and all rights and remedies that may be exercised by an Indemnified Party with respect to such warranties and any claim for indemnification based on any breaches thereof (other than any unresolved claim set out in a Claim Notice that was delivered prior to such date in respect of an Indemnifiable Loss that was actually suffered prior to such date) will expire and terminate simultaneously with the ending of such applicable survival period. The parties further acknowledge that the survival period set forth in this Section 11.3 are the results of arms' length negotiations and are intended to be enforced as agreed between the parties. For the avoidance of doubt, if a Claim Notice has been duly given in good faith prior to the expiration of the applicable survival period, then the relevant claim as set out in such Claim Notice shall survive until it has been finally resolved in accordance with the terms hereof.

11.4 Indemnification Cap. The aggregate amount of Indemnifiable Losses recoverable by an Indemnified Party in satisfaction of claims of indemnification pursuant to this Section 11 shall not exceed an aggregate amount equal to the product of (x) fifteen percent (15%) and (y) the Aggregate Purchase Price.

11.5 Procedure. Any Indemnified Party seeking indemnification under this Section 11.5 shall give written notice (a "**Claim Notice**") to its corresponding Indemnifying Party promptly upon becoming aware of such indemnification claim. The Claim Notice shall include a description in reasonable detail of (a) the basis for, and nature of, such claim, including the facts constituting the basis for such claim, and (b) the estimated amount of Indemnifiable Losses that have been or reasonably will be sustained by the Indemnified Party in connection with such claim. In the event of any claim, demand, action or proceeding asserted against any Indemnified Party by a third party with respect to which such Indemnified Party may claim indemnification under Section 11.1 or Section 11.2, as the case may be (a "**Third Party Claim**"), such Indemnified Party shall give the applicable Indemnifying Party written notice within ten (10) Business Days of receiving written notice of such Third Party Claim. If such Indemnified Party fails to provide each such notice with respect to such Third Party Claim within such time period, the applicable Indemnifying Party will not be obligated to indemnify such Indemnified Party with respect to such

Third Party Claim to the extent that the applicable Indemnifying Party is materially prejudiced by such failure of the Indemnified Party. The Indemnifying Party shall notify such Indemnified Party within thirty (30) days after receipt of such notice as to whether the Indemnifying Party will assume the defense of such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, (i) the Indemnified Party shall have the right to participate in such defense and to engage separate counsel of its own choosing at its own cost and expense and (ii) the Indemnifying Party shall not agree to any compromise or settlement to which such Indemnified Party has not consented to in writing (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or compromise includes only the payment of monetary damages which shall be paid by such Indemnifying Party (subject to the limitations herein) and includes a release of such Indemnified Party from all liability in respect of such Third Party Claim. If requested by the Indemnifying Party, such Indemnified Party will, at the cost and expense of such Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in defending such Third Party Claim. If the Indemnifying Party elects not to assume the defense of such Third Party Claim, the Indemnified Party may assume the defense thereof at the expense of the Indemnifying Party, provided that the Indemnified Party shall not agree to any compromise or settlement to which the Indemnifying Party has not consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

12. Miscellaneous.

12.1 Governing Law; Submission to Jurisdiction. The law, including the statutes of limitation, of the State of New York shall govern this Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to it or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts of law or other principle requiring the application of the law of any other jurisdiction.

12.2 Dispute Resolution. The parties agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement or the transactions contemplated hereby (a **"Dispute"**) shall be arbitrated pursuant to the provisions of the Rules of Arbitration of the International Chamber of Commerce (the **"ICC Arbitration Rules"**), by three arbitrators (the **"Tribunal"**) appointed in accordance with the ICC Arbitration Rules (the **"Arbitration"**). The arbitration will be conducted in English, and shall take place in San Francisco, California, or such other location as the parties and the Tribunal may agree. The arbitral award (the **"Award"**) shall (a) be rendered within 120 days after the Tribunal's acceptance of its appointment; (b) be delivered in writing; (c) state the reasons for the Award; (d) be the sole and exclusive final and binding remedy with respect to the Dispute between and among the parties without the possibility of challenge or appeal, which are hereby waived; and (e) be accompanied by a form of judgment. The Award shall be deemed an award of the United States, the relationship between the parties shall be deemed commercial in nature, and any Dispute arbitrated pursuant to this Section 12.2 shall be deemed commercial. The Tribunal shall have the authority to grant any equitable or legal remedies, including entering preliminary or permanent injunctive relief; provided, however, that the Tribunal shall not have the authority to award (and the parties waive the right to seek an award of) punitive or exemplary damages.

12.3 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

12.4 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit B attached hereto and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic mail, upon written confirmation of receipt by facsimile, electronic mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next day service by a recognized next day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. Any party may change its address by giving notice to the other parties in the manner provided above.

12.5 Entire Agreement. This Agreement, the Investors Rights Agreement (once executed), the Joint Venture Transaction Agreements (once executed) and the Warrants (including all exhibits hereto and thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

12.6 Amendments. No provision in this Agreement shall be modified or amended except in a writing executed by an authorized representative of each of the parties hereto.

12.7 Interpretation. When a reference is made in this Agreement to a section, subsection, article, exhibit or schedule such reference shall be to a section, subsection, article, exhibit or schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any exhibit or schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any exhibit or schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term "or" is not exclusive. The word "will" shall be construed to have the same meaning and effect as the word "shall." References to days mean calendar days unless otherwise specified. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa. This Agreement has been prepared jointly and will not be construed against either party.

12.8 Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction ("**Modified Clause**"), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable best efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

12.9 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Investor or the Company without (a) the prior written consent of the Company in the case of any assignment by the Investor or (b) the prior written consent of the Investor in the case of an assignment by the Company; provided that no such consent shall be required from the Investor in connection with any acquisition of the Company or a majority of the outstanding shares of Common Stock, in each case in a single or series of related transactions. Notwithstanding anything to the contrary, the Investor may assign its rights and obligations as Investor under this Agreement and the Investors Rights Agreement to any of its Affiliates in which it directly owns a majority of the total voting power represented by all shares of capital stock and any other voting securities of such Affiliate in an Investor Permitted Assignment.

12.10 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assignees of the parties.

12.11 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, pdf or other electronic format, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

12.12 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

12.13 Equitable Relief; Remedies.

(a) The parties hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or the Investor as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to obtain specific performance and injunctive relief, without posting bond or other security, and without the necessity

of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction. Each party hereto hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

(b) The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

12.14 Expenses. Except as otherwise provided herein and therein, all fees and expenses incurred in connection with or related to this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. The Company shall pay all fees of its transfer agent in connection with the delivery of the Shares to the Investor.

(*Signature Page Follows*)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

LOOP INDUSTRIES, INC.

By:________________________________
Name:
Title:

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SK GLOBAL CHEMICAL CO., LTD.

By:________________________________
Name:
Title:

SCHEDULE A

The below list sets forth the states, including special areas of internal sovereignty, that establish "Asia" for purposes of this Agreement; provided, that, that the Joint Venture shall not be permitted to conduct any business or transactions in any of the states listed below to the extent such business or transactions is prohibited by applicable law, including U.S. trade control laws.

Afghanistan	Armenia	Azerbaijan
Bahrain	Bangladesh	Bhutan
Brunei	Cambodia	China
Cyprus	Georgia	Hong Kong
India	Indonesia	Iran
Iraq	Israel	Japan
Jordan	Kazakhstan	North Korea
South Korea	Kuwait	Kyrgyzstan
Laos	Lebanon	Macau
Malaysia	Maldives	Mongolia
Myanmar	Nepal	Oman
Pakistan	Palestine	Philippines
Qatar	Saudi Arabia	Singapore
Sri Lanka	Syria	Taiwan
Tajikistan	Thailand	Timor Leste/East Timor
Turkmenistan	United Arab Emirates	Uzbekistan
Vietnam	Yemen	

* The states and special areas of internal sovereignty in the list above shall include any of the successive states and special areas of internal sovereignty.

SCHEDULE B

Summary of Litigation

SEC Investigation

As previously disclosed in the Company's Current Report on Form 8 K filed with the SEC on October 16, 2020, on October 15, 2020, the Company received a subpoena from the SEC requesting certain information from the Company, including information regarding testing, testing results and details of results from the Company's GEN I and GEN II technologies and certain of our partnerships and agreements. Prior to its receipt, there had been no previous communication between the Company and the SEC on this issue and the Company was unaware of this investigation. The SEC informed the Company that its investigation does not mean that the SEC has concluded that anyone has violated the law and that the investigation does not mean that the SEC has a negative opinion of the Company. The Company cannot predict when this matter will be resolved or what, if any, action the SEC may take following the conclusion of the investigation.

Litigation

On October 13, 2020, the Company and certain of its officers were named as defendants in a proposed class action lawsuit filed in the United States District Court for the Southern District of New York, captioned *Olivier Tremblay, Individually and on Behalf of All Other Similarly Situated v. Loop Industries, Inc., Daniel Solomita, and Nelson Gentiletti*, Case No. 7:20 cv 0838 ("**Tremblay Class Action**"). The allegations in the complaint claim that the defendants allegedly violated Sections 10(b) and 20(a) and Rule 10b 5 of the Securities Exchange Act of 1934 by allegedly making materially false and/or misleading statements, as well as allegedly failing to disclose material adverse facts about the Company's business, operations, and prospects, which caused the Company's securities to trade at artificially inflated prices. Plaintiff seeks unspecified damages on behalf of a class of purchasers of the Company's securities between September 24, 2018 and October 12, 2020.

On October 28, 2020, the Company and certain of its officers were named as defendants in a second proposed class action lawsuit filed in the United States District Court for the Southern District of New York, captioned *Michelle Bazzini, Individually and on Behalf of All Other Similarly Situated v. Loop Industries, Inc., Daniel Solomita, and Nelson Gentiletti*, Case No. 7:20 cv 09031 UA. The allegations in this complaint are similar in nature to those made in the Tremblay Class Action.

On January 4, 2021, the United States District Court for the Southern District of New York rendered a stipulation and order granting the consolidation of the two class action lawsuits filed in New York as *In re Loop Industries, Inc. Securities Litigation*, Master File No. 7:20 cv 08538. Sakari Johansson and John Jay Cappa have been appointed as Co Lead Plaintiffs and Glancy Prongay & Murray LLP and Pomerantz LLP have been appointed as Co Lead Counsel for the class.

Plaintiffs served a consolidated amended complaint on February 18, 2021 which alleges defendants violated Sections 10(b) and 20(a) and Rule 10b 5 of the Securities Exchange Act of 1934 by making materially false and/or misleading statements, as well as allegedly failing to disclose material adverse facts about the Company's business, operations, and prospects, which caused the Company's securities to trade at artificially inflated prices. The consolidated amended complaint relies on the October 13, 2020 report published by a third party regarding the Company to support their allegations. Defendants served a motion to dismiss the consolidated amended complaint on April 27, 2021. Plaintiffs' opposition to the motion to Dismiss was served on May 27, 2021 and Defendants' reply in support of the motion to dismiss was served on June 11, 2021.

On October 13, 2020, the Company, Loop Canada Inc. and certain of their officers and directors were named as defendants in a proposed securities class action filed in the Superior Court of Québec (District of Terrebonne, Province of Québec, Canada), in file no. 700 06 000012 205. The *Application for authorization of a class action and for authorization to bring an action pursuant to section 225.4 of the Québec Securities Act* (the "**Application**") was filed by an individual shareholder on behalf of himself and a class of buyers who purchased our securities during an indeterminate period. Plaintiff alleges that the defendants made false and/or misleading statements and failed to disclose material adverse facts concerning the Company's technology, business model, operations and prospects, thus causing plaintiff to suffer damages. Plaintiff relies on the October 13, 2020 report published by a third party regarding the Company to support his allegations. On December 13, 2020, the Application was amended in order to add allegations regarding specific misrepresentations.